Exhibit 4.46

Agreement on Cancellation of Contracts

This Agreement on Cancellation of Contracts (“this Agreement”) is executed in Beijing, the People’s Republic of China (“China”) on July 5, 2018:

(1)	XU Ming, a Chinese citizen, ID Card No.: *** (“Transferor”);

(2)	FU Sheng, a Chinese citizen, ID Card No.: *** (“Existing Shareholder”);

(3)

Conew Network Technology (Beijing) Co., Ltd., a foreign-invested limited liability company incorporated and validly existing under the laws of China, with its registered office at Room 150, Building 1, 3 Xijing Road, Badachu High-tech Park, Shijingshan District, Beijing (“Conew Network”); and

(4)

Beijing Conew Technology Development Co., Ltd., a limited liability company incorporated and validly existing under laws of China, with its registered office at 500 m, west of Shuangbutou Village Committee, Songzhuang Town, Tongzhou District, Beijing (“Company”).

The Parties above are hereinafter referred to individually as “a Party” and collectively as “the Parties”.

Whereas:

A.

The Transferor and the Existing Shareholder are shareholders of the Company, and respectively hold 37.27% and 62.73% of the equity in the Company (respectively corresponding to RMB 111,800.00 and RMB 188,200.00 in the registered capital);

B.

The Transferor intends to transfer all of its equity held in the Company (corresponding to RMB 111,800.00 in the registered capital) to Mr. WANG Kun (a Chinese citizen, ID Card No.: 610103197607292813) (“Transferee”), and the Transferor signed a Transfer Agreement with the Transferee on July 5, 2018;

C.

The Transferor, the Existing Shareholder and Conew Network signed certain Equity Pledge Agreement on August 25, 2010, and jointly signed the Business Operating Agreement with the Company on August 25, 2010;

D.	The Company signed certain Exclusive Technology Support and Consultancy Agreement with Conew Network on August 25, 2010;

E.	The Transferor and the Existing Shareholder respectively issued certain Power of Attorney on August 25, 2010 to authorize Conew Network to exercise their all of shareholders’ rights in the Company;

F.

The Transferor and the Existing Shareholder respectively signed the Equity Option Agreement with Conew Network on August 25, 2010 (together with the Share Pledge Agreement, Business Operating Agreement, Exclusive Technology Support and Consultancy Agreement and Power of Attorney above, collectively “Original Contracts”);

G.	The Transferor and the Existing Shareholder issued a Clarification Letter when signing the Share Pledge Agreement above;

H.

The Transferor and the Existing Shareholder respectively signed the Waiver of Abandonment of Rights of First Refusal (together with the Clarification Letter above, collectively, “Supplementary Documents of Original Contracts”), pursuant to which the Transferor and the Existing Shareholder agree to abandon their rights of first refusal at any time with respect to the equity held in the Company transferred by the Transferor or the Existing Shareholder to Conew Network;

I.

On the date of signing this Agreement, the Transferee, the Existing Shareholder, Conew Network and the Company sign the following agreements and documents substantially in the forms and contents of the Original Contracts and Supplementary Documents of Original Contracts: (1) the Exclusive Service

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Agreement signed by and between Conew Network and the Company; (2) the Exclusive Equity Option Agreement, Equity Pledge Agreement, Proxy Agreement and Power of Attorney signed by and among the Transferee, the Existing Shareholder, Conew Network and the Company; (3) the Power of Attorney respectively issued by the Transferor and the Existing Shareholder (4) the Spousal Consent issued by the Transferee’s spouse.

NOW THEREFORE, in consideration of the recital above and the mutual covenants as set out hereinafter, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties reach a consensus and agree as follows with respect to termination of the Original Contacts and the Supplementary Documents of Original Contracts:

1.

Termination of Original Contracts. The Parties hereby agree to terminate the Original Contracts. From the date of effectiveness of this Agreement, the Original Contracts are terminated and cease to be binding on the Parties, and the Parties shall not enjoy or be required to perform the rights or obligations thereunder. The Parties automatically waive any right of recourse and claim (if any) against other parties under the Original Contracts. After the effectiveness of this Agreement, the Transferor, the Existing Shareholder and Conew Network agree to cooperate with the Company in going through the relevant formalities for deregistration of the equity pledge.

2.

Termination of Supplementary Documents of Original Contracts. The Parties hereby agree that the Supplementary Documents of Original Contracts which the Transferor and the Transferee issues or causes to be issued according to the provisions of the Original Contracts shall be terminated and have no any effect from the date of effectiveness of this Agreement, and the Transfer, the Transferee or the third party issuing the relevant Supplementary Documents of Original Contracts shall cease to have any obligation thereunder. The Parties automatically waive any right of recourse and claim (if any) against other parties under Supplementary Documents of Original Contracts.

3.

No Rights or Obligations. The Parties confirm that the termination of the Original Contracts and the Supplementary Documents of the Original Contracts shall not constitute any party’s liability for breach of contract under the Original Contracts or the Supplementary Documents of the Original Contracts.

4.

Amendment and Waiver. Any terms of this Agreement may be amended only with the written consent of the Parties. Any amendment or waiver effective according to this Article shall be binding upon the Parties hereof and their own successors, inheritors, executors, managers and the Transferee.

5.

Applicable Laws and Dispute Resolution. The execution, validity, performance and interpretation of this Agreement and the dispute resolution in connection herewith shall be governed by and construed in all respects in accordance with the laws of China. Any dispute arising from or relating to this Agreement shall be settled in good faith by the Parties through negotiation, failing which, any Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission to be arbitrated in accordance with its arbitration rules in force at the time of request for arbitration. The arbitration award shall be final and binding on the Parties. The arbitration proceedings shall be conducted in Beijing and Chinese language.

6.

Effectiveness and Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed as an original of this Agreement but all of which together shall constitute one and same instrument. This Agreement shall become effective from the date when the Parties affixes their own signatures or seals.

(Remainder of Page Intentionally Left Blank and Signature Page to Follow)

2

NOW THEREFORE, the Parties have caused this Agreement on Cancellation of Contracts to be signed in persons or by their own duly authorized representatives as of the date first written above.

XU Ming

/s/ Xu Ming

NOW THEREFORE, the Parties have caused this Agreement on Cancellation of Contracts to be signed in persons or by their own duly authorized representatives as of the date first written above.

FU Sheng

/s/ Fu Sheng

NOW THEREFORE, the Parties have caused this Agreement on Cancellation of Contracts to be signed in persons or by their own duly authorized representatives as of the date first written above.

Conew Network Technology (Beijing) Co., Ltd.

Stamped with company chop of Conew Network Technology (Beijing) Co., Ltd.

NOW THEREFORE, the Parties have caused this Agreement on Cancellation of Contracts to be signed in persons or by their own duly authorized representatives as of the date first written above.

Beijing Conew Technology Development Co., Ltd.

Stamped with company chop of Beijing Conew Technology Development Co., Ltd.